Exhibit 10.9

GUARANTY

Beneficiary:	Richard S. Ressler, an individual
Issuer:	Presbia USA, Inc., a Delaware corporation
Guarantor:	Presbia PLC, an Irish incorporated public limited company

THIS GUARANTY (this “Guaranty”) is dated for reference purposes and executed as of December 10, 2018, by the guarantor identified above (“Guarantor”), with reference to the following facts:

A.Beneficiary, Guarantor and Issuer have entered into and executed a Securities Purchase & Exchange Agreement dated as of December 10, 2018 (the “SPA”) by the terms of which, inter alia, (i) Beneficiary exchanged certain previously outstanding preferred shares in Issuer (the “USA Old Preferred Shares”) for certain newly-designated and newly-issued preferred shares in Issuer (the “USA New Preferred Shares”), and (ii) Beneficiary purchased certain preferred shares in Guarantor.

B.Guarantor has a financial interest in Issuer and a material interest in ensuring that Beneficiary enter into the SPA and acquire the USA New Preferred Shares.

C.Beneficiary would not execute the SPA and acquire the USA New Preferred Shares or the preferred shares in Guarantor if Guarantor did not execute and deliver to Beneficiary this Guaranty.

NOW, THEREFORE, for and in consideration of Beneficiary's execution of the SPA and as a material inducement to Beneficiary to enter into the SPA, Guarantor hereby covenants with and represents and warrants to Beneficiary as follows:

1.That certain Guaranty dated for reference purposes and executed as of April 12, 2018 and given by Guarantor in favor of Beneficiary in respect of the USA Old Preferred Shares, is hereby terminated and released in all respects, and shall be of no further force or effect.

2.Guarantor hereby irrevocably and unconditionally guarantees, the payment of the Redemption Price as defined in and calculated under the Second Amended and Restated Certificate of Incorporation of Issuer (as filed with the Secretary of State of the State of Delaware on December 10, 2018) on the occurrence of a Liquidation Event as well as the payment of all amounts payable under the SPA (the “Guaranteed Obligations”).  If Issuer at any time fails to pay any Guaranteed Obligation, Guarantor will, upon demand from Beneficiary, immediately pay such sums.

3.This Guaranty is irrevocable and is a continuing guaranty while any of the USA New Preferred Shares are outstanding.

4.Beneficiary may, without notice to or consent from Guarantor, alter, modify, compromise, accelerate, extend or change the time or manner for the payment or performance of any of the obligations guaranteed hereunder, and Beneficiary may release, substitute or add any one or more guarantors of Issuer's performance under the SPA and the USA New Preferred Shares

(collectively, the  “Instruments”).  Beneficiary or any assignee of Beneficiary may assign the Instruments without consent or notice to Guarantor.  In any such event, this Guaranty shall thereafter guarantee the performance of Issuer under the Instruments as so changed, modified, altered or assigned until the Guaranteed Obligations are fully paid.  No exercise or non-exercise by Beneficiary of any right hereby given Beneficiary, no dealing by Beneficiary with Guarantor or any guarantor or any other person, and no change, impairment, release or suspension of any right or remedy of Beneficiary against any person, including Issuer and any other guarantor, shall in any way affect any of the obligations of Guarantor hereunder or shall give Guarantor any recourse against Beneficiary.

5.This Guaranty shall not be released, modified or affected by failure or delay on the part of Beneficiary to enforce any of the rights or remedies of Beneficiary under the Instruments, whether pursuant to the terms thereof or at law or in equity while any of the USA New Preferred Shares are outstanding.  No provisions of this Guaranty or rights of Beneficiary hereunder can be waived in whole or in part nor can Guarantor be released from Guarantor's obligations hereunder except by a writing duly executed by an authorized officer of Beneficiary.

6.Guarantor, to the extent permitted by law, hereby expressly waives and relinquishes all rights, remedies and defenses accorded by applicable law to guarantors and agrees not to assert or take advantage of any such rights, remedies or defenses, including but not limited to (a) any right to require Beneficiary, as a condition to enforcement of this Guaranty, to proceed against Issuer or any other person or to pursue any other right or remedy in Beneficiary's power before proceeding against Guarantor; (b) the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness or the performance of any obligation hereby guaranteed; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (d) any defense based upon the failure to give notice of the acceptance of this Guaranty by any person; (e) any defense based upon any modification, compromise, acceleration or change in the terms of the Instruments; (f) any defense based upon the failure to make, give or serve demand, notice of default or nonpayment, presentment, protest and all other notices of any kind to which Guarantor might be entitled in connection with this Guaranty or the Instruments; (g) any defense based upon an election of remedies by Beneficiary; (h) any defense based upon any lack of diligence by Beneficiary in enforcing the terms of the Instruments; (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than  that of the principal; (j) any duty on the part of Beneficiary to disclose to Guarantor any facts Beneficiary may now or hereafter know about Issuer, regardless of whether Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Issuer and of all circumstances bearing on the risk of nonperformance  of any obligations hereby guaranteed; (k) any defense arising because of an election made by Beneficiary under Section 1111(b)(2) of the Federal Bankruptcy Code or any similar statute; and (l) any defense based on any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code, it being agreed by Guarantor that this Guaranty is in the nature of an absolute guarantee of payment and performance and not of collection and that the failure of Beneficiary to exercise any rights or remedies it has or may have against Issuer shall in no way impair the obligation or liability of Guarantor hereunder.

7.No notice of default need be given to Guarantor, it being specifically agreed and understood that this Guaranty is a continuing guaranty under which Beneficiary may proceed forthwith and immediately against Issuer or against Guarantor following any breach or default (beyond the expiration of applicable notice and cure periods) by Issuer pursuant to or under the terms of the Instruments or at law or in equity.

8.Beneficiary shall have the right to proceed against Guarantor following any breach or default (beyond the expiration of applicable notice and cure periods) by Issuer without first proceeding against Issuer and without previous notice to or demand upon either Issuer or Guarantor.

9.Guarantor (a) shall have no right of subrogation against Issuer by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, (b) hereby waives any right to enforce any remedy which Guarantor now or hereafter shall have against Issuer by reason of any one or more payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder, and (c) subordinates any liability or indebtedness of Issuer now or hereafter held by Guarantor to the obligations of Issuer to Beneficiary under the Instruments.

10.Guarantor has made an independent investigation of the financial condition of Issuer and the ability of Issuer to perform the obligations hereby guaranteed prior to making this Guaranty, and Guarantor hereby waives any defense that Guarantor may have by reason of the failure of Beneficiary or any successor-in-interest to Beneficiary to provide Guarantor with any information respecting the financial condition of Issuer, or Issuer's ability to perform any of the obligations hereby guaranteed.

11.The obligations of Guarantor hereunder are independent of the obligations of Issuer, and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Issuer is joined therein or a separate action or actions are brought against Issuer  Beneficiary's rights hereunder shall not be exhausted by its exercise of any of its right or remedies or by any such action or by any number of successive actions until and unless all indebtedness and obligations, the payment and performance of which are hereby guaranteed, have been paid and fully performed.

12.Guarantor shall pay to Beneficiary attorneys' fees and all reasonable, actual, third party, out-of-pocket costs and expenses that Beneficiary expends or incurs during the Guaranty Period in collecting or compromising any indebtedness hereby guaranteed or in enforcing this Guaranty against Guarantor whether or not suit is filed, expressly including but not limited to all reasonable costs, attorneys' fees and expenses incurred by Beneficiary in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Guarantor which in any way affect the exercise by Beneficiary of its rights and remedies hereunder.

13.If any provision or portion thereof of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions thereof shall continue in full force and effect.

14.This Guaranty shall inure to the benefit of Beneficiary, its successors and assigns, and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of Guarantor.

15.When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa, and the masculine shall include the feminine and neuter and vice versa.  The word “person” as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever.

16.In the event any action is brought to enforce or interpret the terms of this Guaranty, the prevailing party in such action shall be entitled to reimbursement by the other party of its reasonable costs and expenses, including without limitation its reasonable attorneys' fees, incurred therein.

17.Subject to Section 18, this Guaranty and all matters that in any way relate to the transactions contemplated by this Guaranty shall be governed by the laws of the State of California, and venue of all court actions shall be in Los Angeles County.

18.The parties agree that any dispute or controversy arising out of or relating to this Guaranty, or to the interpretation, performance, or breach thereof, shall be heard and decided exclusively by means of a reference pursuant to Section 638 et seq. of the Code of Civil Procedure of the State of California. Such reference shall be made to a retired judge of the Superior Court of the State of California (the “Referee”) who shall hear such dispute or controversy until the final determination thereof pursuant to Article VI, Section 21, of the California Constitution, Section 638 et seq. of the California Code of Civil Procedure, and Rule 244(a) of the California Rules of Court. The term “Referee” as used herein is intended to refer to and include the term “Temporary Judge” as used in the said provisions of the California Constitution and the California Rules of Court.  The Referee shall be selected by mutual agreement of the parties from the list of retired judges maintained by the Superior Court of the State of California for the County of Los Angeles. If the parties are unable to agree upon a retired judge to serve as the Referee, then upon petition by either party to the presiding judge of the Superior Court of the State of California for the County of Los Angeles (or such other judge as the presiding judge may designate for such purpose), such judge shall in his or her sole discretion select the particular retired judge who shall serve as the Referee. The cost of the Referee shall initially be divided equally between the parties, it being understood and agreed that, upon judgment, the prevailing party shall be entitled to reimbursement from the other party of all costs of litigation, including the cost of the Referee.

WHEREFORE, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

Presbia PLC,
an Irish incorporated public limited company
By:	/s/ Mark Yung
Name:	Mark Yung
Title:	Chief Executive Officer